Exhibit 10.1

September 18, 2017

Rodney O. Martin, Jr.

Voya Financial, Inc.

230 Park Avenue

13th Floor

New York, N.Y. 10169

Re: Amended Employment Agreement

Dear Rod:

This letter agreement (the “Amendment”) amends and extends your Employment Agreement, dated as of December 11th, 2014 (the “2014 Agreement”, and, as hereby amended, the “Agreement”) with Voya Financial, Inc., a Delaware corporation (the “Company”). All capitalized terms used and not expressly defined herein shall have the meaning set forth in the 2014 Agreement. Except as expressly amended herein, all provisions of the 2014 Agreement shall remain in effect through the end of the Term (as extended hereby and as it may be mutually agreed to be further extended).

1. Extension of Term; Additional Mutual Option to Further Extend Term.

This Amendment shall be effective as of the date set forth above (the “Amendment Effective Date”). Effective as of the Amendment Effective Date, you and the Company agree that, unless terminated earlier as provided in Section 5 of the Agreement, the Term of the Agreement will end on December 31, 2019; provided, however, that, prior to July 1, 2019, you and the Company may mutually agree to extend the Term of the Agreement by an additional year to December 31, 2020. Notwithstanding anything herein to the contrary, in the event that you and the Company agree that this Agreement shall expire as of the end of the Term, such expiration shall not constitute a termination by the Company without Cause or by you for Good Reason.

2. Your Compensation.

Section 3 of the 2014 Agreement is hereby amended and restated in its entirety to read:

“3. Your Compensation

(a) Base Salary. During your employment, you will receive an annual base salary (your “Salary”) in an amount not less than $1,000,000, payable semi-monthly in accordance with the Company’s regular payroll practices.

(b) Incentive Compensation Plan. During your employment, you will be eligible to participate in the Incentive Compensation Plan (as it may be amended from time to time, the “ICP”) for each fiscal year of the Company beginning during your employment. Starting with fiscal year 2018, your target bonus opportunity under the ICP will be equal to 225% of your Salary (“ICP Target

Opportunity”) with any actual award (higher or lower) determined by the Compensation and Benefits Committee of the Board (the “Committee”) based on the Company’s actual performance, subject to the terms and conditions of the ICP. Your ICP awards shall be subject to terms and conditions no less favorable than those applicable to other senior executive officers of the Company with respect to their annual incentive award opportunities.

(c) Long-Term Incentive Plans. During your employment, starting in fiscal year 2018, you will be eligible to receive a long-term incentive award opportunity in each fiscal year of the Company beginning during your employment (which grant shall be made no later than such date in the calendar year when long-term incentive award grants are made to other senior executive officers), with a target value equal to 675% of your Salary (“Target LTI Opportunity”) with any actual award (higher or lower) determined by the Committee based on the Company’s actual performance, subject to the terms and conditions of the applicable long-term incentive plan of the Company under which such awards are granted and with the form(s) of the award (e.g., performance units, restricted stock units, options or other awards) and performance metrics to be determined by the Committee in its discretion.

(d) Benefit Plans. During your employment, you will be entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company generally.”

3. Application of Voya Financial, Inc. Compensation Recoupment Policy.

Section 4(e) of the 2014 Agreement is hereby amended and restated in its entirety to read:

“(e) Equity Awards. You and the Company agree that, with respect to any equity awards granted to you by the Company after the Effective Date:

(i) To the extent any form of award agreement adopted by the Company contains post-employment restrictive covenants (such as, by way of example only, those contained in Section 8.1 of the 2014 Award Agreement under the Company’s 2013 Omnibus Employee Incentive Plan (the “2014 Award Agreement”)), your award agreement for awards granted after the Effective Date will reference Section 7 of this Agreement in lieu of those post-employment restrictive covenants and, in any event, Section 7 of this Agreement shall supersede any provisions in such award agreement made after the Effective Date that is in conflict with Section 7.

(ii) To the extent any form of award agreement adopted by the Company contains provisions for adjustment or cancellation of outstanding awards (such as, by way of example only, the hold back provisions contained in Section 4.2 of the 2014 Award Agreement), your award agreement for awards granted after the Effective Date will provide that such actions shall be authorized only in the event of conduct or acts triggering the claw back of awards (such as, by way of example only, those provisions contained in Section 4.1 of the 2014 Award Agreement) set forth in such award agreement; provided that any such awards granted after January 1, 2016 shall also be subject to the Voya Financial, Inc. Compensation Recoupment Policy, as it may be amended from time to time.”

4. Termination of Employment by you for other than Good Reason.

Section 6(c) of the 2014 Agreement is hereby amended and restated in its entirety to read:

“(c) By you for other than Good Reason. If you voluntarily terminate your employment for other than Good Reason prior to the end of the Term:

(1) The Company will pay you your Accrued Compensation and will provide you with the Other Benefits.

(2) Subject to Section 6(g) below:

(A) Following your termination of employment, each outstanding unvested restricted stock units or performance share units (and any other equity awards) granted following the Effective Date and prior to January 1, 2018 and held by you will continue to vest and be settled (in whole or in part) and shares delivered (and in the case of stock options vest and become exercisable) on the scheduled dates set forth in the agreements evidencing such awards without regard to any provisions regarding the effect of a termination of employment on such awards but otherwise subject to the terms and conditions set forth therein; provided, that, the portion of each such award that will vest and be settled (and in the case of stock options vest and become exercisable) on such scheduled date will be equal to the product determined by multiplying (i) the shares that otherwise would have been vested (and/or become exercisable) on the original scheduled vesting date(s) by (ii) a fraction the numerator of which is the sum of (x) the number of full and partial months which have elapsed from the grant date of the award to the date of the termination of your employment and (y) 24 months (provided the sum of (x) and (y) may not exceed the total number of months during the original vesting period under the award) and the denominator of which is the total number of months during the original vesting period under the award. On the date of the termination of your employment, any remaining portion of such awards will expire and you will have no further rights thereunder (other than rights with respect to settlement and/or exercise of vested awards).

(B) Following your termination of employment, each outstanding unvested restricted stock unit or performance share unit (and any other equity awards) granted on or after January 1, 2018 and held by you will continue to vest and be settled and shares or the equivalent (as the case may be) delivered (and in the case of stock options vest and become exercisable) on the scheduled dates set forth in the agreements evidencing such awards without regard to any provisions regarding the effect of a termination of employment on such awards but otherwise subject to the terms and conditions set forth therein, including any performance-based conditions.

This Section 6(c)(2) shall not apply to awards granted prior to the Effective Date (which shall continue to be subject to their terms). Furthermore, solely for the avoidance of doubt, the parties agree that the examples of determination of the vesting of equity-based awards attached as Annex I to this Agreement reflect the intended application of Section 6(c)(2)(A) only, and this Agreement shall not be interpreted in any manner that would be inconsistent with those examples.”

5. Non-Competition.

Section 7(d) of the 2014 Agreement is hereby amended and restated in its entirety to read:

“(d) Non-Competition. During your employment and for the 24-month period following termination of your employment for any reason (the “Restricted Period”), you will not directly or indirectly:

(1) hold a 2% or greater equity, voting or profit participation interest in a Competitive Enterprise; or

(2) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A) that is substantially related to any activity that you were engaged in,

(B) that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility, or

(C) that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities;

in each case, for the Group at any time during your employment; provided, however, that this Section 7(d) shall be deemed not to have been breached solely due to your service as a non-executive director on the board of directors of a Competitive Enterprise so long as such service commences not earlier than the date that is 12 months following termination of your employment.”

6. General Provisions.

(a) The provisions of Sections 10 and 11 of the 2014 Agreement shall apply equally to this Amendment.

(b) Section 11(e) of the 2014 Agreement is hereby amended and restated in its entirety to read:

“(e) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms hereto:

If to you, to the most recent address on file with the Company.

If to the Company:

Voya Financial, Inc.

230 Park Avenue

13th Floor

New York, N.Y. 10169

Attention: Patricia J. Walsh, EVP and Chief Legal Officer

Facsimile: 212-309-8364”

(c) Consideration. This Amendment is in consideration of the mutual covenants contained in it. You and the Company acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(d) Counterparts. This Amendment may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

[The next page is the signature page.]

Very truly yours,

VOYA FINANCIAL., INC.

By:	/s/ Kevin D. Silva
Name:	Kevin D. Silva
Title:	Executive Vice President and Chief Human Resources Officer

AGREED AND ACKNOWLEDGED:

/s/ Rodney O. Martin, Jr.
Rodney O. Martin, Jr., Chairman and Chief Executive Officer